Exhibit 10.1

Annual Incentive Plan

Fiscal Year 2016

Effective April 1, 2015 – March 31, 2016

Contents

I.	Purpose of the Plan

II.	Eligibility

III.	Administration

IV.	Plan Design

V.	Financial Objectives

VI.	Individual Objectives

VII.	Incentive Payments

VIII.	Amendment, Suspension and Termination

IX.	Unfunded Plan

X.	Other Benefit and Compensation Programs

XI.	Governing Law

Exhibit I:	Apportionment of Performance Objectives

Exhibit II:	Financial Objective Performance Threshold – Net Sales

I.                Purpose of the Plan

The purpose of the Annual Incentive Plan is to align the senior managers of Speed Commerce, Inc. and its subsidiaries (the “Company”), with the Company’s business objectives by motivating, rewarding and recognizing participants for their achievements and contribution to the Company’s success.

II.               Eligibility

Many of the senior managers of the Company are eligible to participate in the Plan. Personnel hired during the course of the fiscal year will be eligible on a pro-rata basis for any bonus payout earned under this plan. Participants whose employment is terminated from the Company prior to the date of the incentive payment, for any reason, are not eligible to receive a bonus payout under this plan.

III.             Administration

The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Chief Executive Officer of the Company (the “CEO”) will make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, financial objectives, and other aspects of the Plan’s administration. The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan’s provisions, to make and amend rules and to make all other decisions necessary for the Plan’s administration. Any decision of the Compensation Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Specifically, the Compensation Committee has the authority to approve payout percentages and to approve individual awards, including discretionary awards, for the members of the Company’s executive committee. The CEO has the authority to approve individual awards, including discretionary awards, for other participants consistent with the Plan.

IV.             Plan Design

The Annual Incentive Plan has two major components:

●	Financial Objectives

●	Individual Objectives

The potential bonus payout for each participant is determined as a percentage of the participant’s base salary and is apportioned between elements of these two components. This apportionment is summarized in Exhibit I attached hereto.

The annual “Bonus Pool” is the amount available for payout of bonuses as determined by the Compensation Committee, based upon the aggregate bonus potential of all participants, as determined by the extent to which the objectives have been achieved.

V.              Financial Objectives

The following Financial Objectives are measured based on attainment of specific targeted levels of performance of the Company as follows:

●

Consolidated adjusted EBITDA target equal to its budgeted consolidated adjusted EBITDA for FY 2016 (inclusive of the impact of the Bonus Pool accrual) must be attained before any bonus is earned pursuant to this plan (other than as a discretionary pool payout, where applicable), regardless of achievement of the consolidated net sales target or the participant’s individual objectives.

●

Consolidated net sales target equal to its budgeted consolidated net sales for FY 2016, with a threshold of 90% or greater of this consolidated net sales target to be achieved before any payment is made in connection with this component of the plan (as detailed on Exhibit II attached hereto).

Growth Pool

If the Company’s consolidated adjusted EBITDA exceeds the consolidated adjusted EBITDA target (including the impact of the Bonus Pool accrual), the Bonus Pool will be increased by 25% of the amount that the Company’s consolidated adjusted EBITDA exceeds the consolidated adjusted EBITDA target. Participants will share in the enhanced Bonus Pool on a pro-rata basis, subject to the maximum payment provision in Paragraph VII herein.

VI.             Individual Objectives

Goal Setting

Plan participants and their managers will share accountability for establishing annual goals for the Individual Objectives component of the incentive plan. Generally, participants will have a number of specific and measurable goals which may be weighted or prioritized. These goals should tie directly to the overall Company and department goals.

Goal Monitoring

Participants will meet with their managers on a regular basis to review progress on the established goals.

Goal Modification

Goals may be modified in response to changes to the Company’s business or the individual’s position. If the goals of a member of the Company’s executive committee are adjusted, approval by the Compensation Committee is required.

Goal Measurement

Plan participants and their managers will discuss the participant’s goal achievement on their Individual Objectives and managers must submit the achievement to Human Resources for approval in a timely manner. The Compensation Committee will evaluate and determine achievement of the CEO’s individual performance and review the achievement for the members of the Company’s executive committee.

VII.            Incentive Payments

Results and Adjustments

Actual business results for the fiscal year will be provided by the Chief Financial Officer and approved by the Compensation Committee. The Compensation Committee may approve adjustments to actual business results to reflect organizational, operational, or other changes which have occurred during the year, e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, extraordinary items, effects of accounting changes or other events.

Discretionary Pool

A discretionary pool may also be established to reward participants in the plan with exemplary performance. If the Compensation Committee determines that discretionary awards will be made, they may authorize a discretionary pool up to the maximum amount of $500,000. Discretionary pool payments to members of the Company’s executive committee require the prior approval of the Compensation Committee.

Payments

Payments under the Plan are anticipated to be provided within 45 days of the conclusion of the Company’s annual audit by its certified public accountants. Payment will be made for the number of full months that the participant held a qualifying position during the plan year and amounts paid will be taxed in compliance with Internal Revenue Service guidelines for bonuses.

Maximum Payment

Notwithstanding anything to the contrary provided in this Plan, payouts under the Plan to any one participant will not exceed 150% of the participant’s target bonus.

Communication

Upon determining the payments to be made under the Plan, if any, managers will meet individually with each participant to communicate the achievement of Financial Objectives, Individual Objectives, and the individual’s incentive payment amount. Human Resources will prepare a communication document to assist managers to effectively communicate this information.

VIII.          Amendment, Suspension and Termination

The Compensation Committee or the Board of Directors may at any time, and without prior notice, terminate, suspend, amend or modify this Plan or any incentive payments under the Plan not yet paid. No payments pursuant under this Plan will be made during any suspension of the Plan or after its termination.

IX.             Unfunded Plan

The Plan is unfunded and the Company shall not be required to segregate any assets for incentive payments under the Plan.

X.              Other Benefit and Compensation Programs

Payments received by a participant under this Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement. Nothing in the Plan shall be construed as a contractual payment obligation or guarantee of employment for any participant.

XI.             Governing Law

To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Texas and construed accordingly.

Exhibit I

Apportionment of Performance Objectives

Participant Level	Adjusted EBITDA	Net Sales	Individual Objectives
Executive Leadership Team	75%	25%	0%
Divisional Vice Presidents	50%	30%	20%
Directors	50%	20%	30%

Exhibit II

Financial Objective Performance Threshold – Net Sales

Performance Threshold – Net Sales
	Percent of
	Target Achieved	Payout %
Target	100%	100%
	99%	95%
	98%	90%
	97%	85%
	96%	80%
	95%	75%
	94%	50%
	93%	40%
	92%	30%
	91%	20%
Minimum	90%	10%
Below 90%	0% Payout